UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 24, 2011

ARKADOS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27587	22-3586087
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

87 Fairfield Rd.
Fairfield, New Jersey 07004
 (Address of Principal Executive Offices)

(732) 465-9300 Ext. 0
(Registrant's telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01                      Entry into a Material Definitive Agreement.

On December 23, 2010, Arkados Group, Inc., a Delaware corporation (the “Company” and, together with Arkados, Inc. and Arkados Wireless, Inc., each Delaware  wholly owned subsidiaries of the Company, the “Sellers”) entered into an Asset Purchase Agreement (the “APA”) with STMicroelectronics, Inc., a Delaware corporation (“ST”), a wholly owned subsidiary of STMicroelectronics N.V.  The Sellers pursuant to the APA, also entered into a license agreement granting ST a license to use the Company’s intellectual property assets pending closing of the purchase (the “License”).  Pursuant to the APA , the Sellers agreed to sell assets used in the Company’s semiconductor business to ST for aggregate consideration of $11 million, of which $7 million was paid on the execution of the APA pursuant to the License and the balance at closing. A portion of the $7 million payment was applied by the Company to settle approximately $12 million of $20 million of outstanding secured debt and the balance applied to past due salaries and other past due accounts payable.  The APA and License are filed as Exhibits 2.1 and 10.1, respectively, to the Company’s Form 8-K Report filed December 29, 2010 and are incorporated herein by reference. The foregoing description of the APA and License is qualified in its entirety by reference to the full text of these agreements.

Pursuant to and simultaneously with the execution of the APA, the Company entered into Settlement and Release agreements (the “Secured Releases”) with holders of approximately $8 million of secured debt to standstill pending the closing of the transaction contemplated by the APA and to accept approximately $3.4 million in settlement of their claims at such closing.  In addition, the Company entered into standstill agreements with the holders of approximately $2.1 million of unsecured debt. In connection with these releases and those of certain employees, the Company granted rights to the releasing parties that still hold unsecured obligations of the Company which protect such holder from dilution resulting from additional issuance of common stock or common stock equivalents at a price less than $0.04 per share in settlement of debt from the date of the APA to the earlier of closing or termination of the APA.  Copies of releases and related rights agreements are filed as Exhibits 10.3, 10.4, 10.5, 10.6 and 10.7 to the Company’s Form 8-K Report filed December 29, 2010 and are incorporated herein by reference.  The forgoing description is qualified in its entirety by reference to the full text of these agreements.

The transactions were approved on December 23, 2010 by the written consent of 10 holders of the Company’s common stock, whose holdings aggregated 22,173,381 shares and notice of the action was given to the non-consenting holders by the mailing of a Definitive Information Statement dated April 21, 2011, in compliance with the notice requirements of Delaware law for such a proposed asset sale.

On June 24, 2011, the transactions contemplated by the APA were completed and the License was terminated.   As was contemplated by the APA, the Company paid $3,420,168 due pursuant to the Secured Releases and thereby discharged all remaining secured debt of $8,343,184.

The Company also, effective at the closing of the transactions contemplated by the APA, settled approximately $1,103,000 of unsecured debt in the form of 6% Convertible Subordinated Notes Due June 30 and July 7, 2007 (the “Convertible Notes”) for a combination of cash and warrants or in exchange for the Company’s agreement to issue shares of its common stock at the rate of one share for each $0.04 of principal and interest exchanged.  The Company agreed to exchange 11,706,692 shares of common stock for Convertible Notes representing principal and interest of approximately $444,000 and settled the balance for cash payments of $78,500 and 853,915 warrants expiring May 31, 2014 to purchase shares of the Company’s common stock for $0.0659 per share.  The exercise price and number of warrants was determined by dividing the amount of unpaid principal remaining due to the holders of convertible debentures settling for cash by the average of the reporting closing prices of the Company’s common stock for the 10 trading days ending three trading days after the closing of the APA.  Each of the settlement agreement, letter of transmittal in connection with the exchange of shares for the Convertible Notes and the form of warrant will be filed as an exhibit to the Company's Form 10-K Report due August 29, 2011 and the foregoing summary is qualified in its entirety by reference to such exhibits.

In connection with the closing of the transactions contemplated by the APA the Company entered into a license agreement with ST (the “License Back”) pursuant to which ST granted to the Company a non-exclusive, fully paid perpetual license to two patents transferred to ST in the continuation of the Company’s systems business, an agreement terminating a prior Joint Development Agreement between the Company and ST’s corporate parent (the “Termination Agreement”), amended the APA (the “APA Amendment”) to exclude from the assets transferred certain items of intellectual property not included in the sale and an Assignment and Assumption Agreement (the “Assignment and Assumption”) relating to certain licenses and contracts transferred to ST pursuant to the APA.  Each of the License Back, Termination Agreement, APA Amendment and Assignment and Assumption will be filed by the Company as exhibits to the Company’s Form 10-K Report due August 29, 2011 and the foregoing summary is qualified in its entirety by reference to such exhibits.

During the period from December 23, 2010 to June 24, 2011, the Company entered into settlement agreements and creditors rights agreements (“Rights Agreements”), effective June 24, 2011 with unaffiliated holders of $ 4,637,275 of unsecured debt pursuant to which the Company paid an aggregate of  $ 363,498 from the proceeds from the closing of the transactions contemplated by the APA to such holders in exchange for the holders releasing the Company from the obligation to pay the holders’ claims in cash.  Pursuant to the form of Rights Agreements, the  Company agreed that if the Company issued stock in the 30 day period following the closing of the transactions contemplated by the APA (the “Rights Period”) in settlement of obligations outstanding on the date of the Rights Agreements, the Company will offer the creditors that are parties to Rights Agreements the opportunity to convert the balance of the Company’s obligation to such creditors into shares of common stock on the same terms.  In addition, the Rights Agreement give the creditor holders anti-dilution protection for a period up to 30 days following the expiration  of the Rights Period.  Forms of the settlement agreements and Rights Agreements will be filed by the Company as exhibits to the Company’s Form 10-K Report due August 29, 2011 and the foregoing summary is qualified in its entirety by reference to such exhibits.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information required to be disclosed in response to paragraphs (a – in part), (b), (c) and (d) of Item 2.01 is incorporated herein by reference to Item 1.01.

In addition, there was no material relationship, other than in respect of the transaction, between ST and Arkados or any of its affiliates, or any director or officer of Arkados, or any associate of any such director or officer except that:

(a)
Arkados, Inc. had entered into a Joint Development, Commercialization and License Agreement with STMicroelectronics N.V. dated as of September 2, 2008 which was terminates pursuant to the terms of the APA; and

(b)
on December 23, 2010, Oleg Logvinov, Chief Executive Officer and Director of the Company since 2004, resigned as a consequence of accepting full time employment with ST in connection with the APA and License.

Section 3 - Securities and Trading Markets

Item 3.02                      Unregistered Sales of Equity Securities.

On June 24, 2011 the Company effective at the closing of the transactions contemplated by the APA, settled approximately $1,103,000 of unsecured debt in the form of 6% Convertible Subordinated Notes Due June 30 And July 7, 2007 (the “Convertible Notes”) for a combination of cash and warrants or in exchange for the Company’s agreement to issue shares of its common stock at the rate of one share for each $0.04 of principal and interest exchanged.  The Company agreed to exchange 11,706,692 shares of common stock for  Convertible Notes representing principal and interest of approximately $444,000 and settled the balance for cash payments of $78,500 and 853,915 warrants expiring May 31, 2014 to purchase shares of the Company’s common stock for $0.0659 per share.  The exercise price and number of warrants was determined by dividing the amount of unpaid principal remaining due to the holders of convertible debentures settling for cash by the average of the reporting closing prices of the Company’s common stock for the 10 trading days ending three trading days after the closing of the APA.  The issuance of shares of the Company’s common stock is claimed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 3(a)(9) for exchanges of securities of the same issuer without payment of solicitation fees and Section 4(2) for sales not involving a public offering.  The issuance of the warrants is claimed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

In December 2010 the Company satisfied certain conditions precedent to the signing of the APA by agreeing to pay an aggregate of $53,132.89 to 11 holders of unsecured debt in the amount of $2,395,432 and obtained such holders’ acknowledgements that ST and its affiliates had no potential liability to such holders on account of any prior  dealings of such creditor with the Company.  On June 24, 2011 8 of the holders party to such agreements subscribed to an aggregate of  5,158,164 shares of the Company’s common stock and directed ST to deliver to the the proceeds due to them pursuant to the December agreements from the Company’s proceeds from the transactions contemplated by the APA to the Company in satisfaction of their subscriptions.  The issuance of shares of common stock pursuant to the subscription agreements is claimed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

Section 9 - Financial Statements and Exhibits

Item 9.01                    Financial Statements and Exhibits

(b)                 Pro forma financial information.

The registrant will file pro forma financial information required by Rule 8-05 of Regulation S-X with respect to the transaction in answer to Item 2.01 in this report by amendment not later than 71 calendar days after the date that this initial report on Form 8-K was due.

(c)                 Exhibits.

To be filed with the registrant’s Annual Report on Form 10-K due August 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKADOS GROUP, INC.

Dated: July 12, 2011.	By:	/s/ Andreas Typaldos
Andreas Typaldos
Acting President and Chief Executive Officer